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                     April 1, 2021

       Michael R. Smith
       Chief Financial Officer
       McCormick & Company, Incorporated
       24 Schilling Road, Suite 1
       Hunt Valley, Maryland 21031

                                                        Re: McCormick &
Company, Incorporated
                                                            Form 10-K for the
Fiscal Year Ended November 30, 2020
                                                            Filed January 28,
2021
                                                            File No. 001-14920

       Dear Mr. Smith:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing